Exhibit 10.106
WASTE DISPOSAL AGREEMENT BETWEEN
CARTER HOLT HARVEY PULP & PAPER LIMITED AND WHAKATANE MILL LIMITED
DATED: May 4, 2010
PARTIES
Carter Holt Harvey Pulp & Paper Limited (CHH)
Whakatane Mill Limited (WML)

BACKGROUND
A.	WML owns the Whakatane Mill which produces Waste.

B.	CHH owns the Landfill and holds the Resource Consents.

C.	CHH will make the Landfill available to WML for disposal of the Waste in accordance with the terms of this Agreement.
AGREEMENT
The parties agree as follows:
1.	INTERPRETATION

In this Agreement, unless the context otherwise requires: Agreement means this agreement.

Commencement Date means the date of closing under the asset purchase agreement between Carter Holt Harvey Limited and WML dated on or about the date of this Agreement.

Fee means the fee payable by WML as set out in clauses 6.2 and 6.3.

Force Majeure Event means any or all of the following events or occurrences and the effects thereof: act of God or public enemy, flood, earthquake, storm, cyclone, tornado, hurricane, lightning, fire, explosion, epidemic, war, embargo, riot or civil disturbance, strike or other labour dispute, sabotage, expropriation, confiscation or requisitioning of facilities, order or temporary or permanent injunction of any duly constituted court of competent jurisdiction and any other matter or event which is beyond the control of a party (but excluding the payment of money for any reason) and of which that party could not take reasonable measures to prevent or mitigate the effects.

Government Agency means any government or any public, statutory, governmental (including a local authority), semi-governmental, local governmental or judicial body, entity, department or authority, any self-regulatory organisation established under statute, or any other body that has legal power to require another person to act or not act in a particular way or to authorise a particular act in any part of the world.

Initial Period means the period from the Commencement Date until the date which is 12 months after the date on which CHH gives written notice to WML that CHH desires that the Subsequent Period commence.

Landfill means the Davies Block landfill located on part of the land contained in certificate of title SA46D/801 as more specifically shown on the plan attached as Appendix 1.

Landfill Operator means:
(a)	WML during the Initial Period; and

(b)	CHH during the Subsequent Period.
Management Plan means the draft Davies Block Solids Waste Landfill Operations Plan dated 22 April 2010 (a copy of which is attached as Appendix 3), as amended from time to time by CHH, in consultation with WML.

Prohibited Waste means any material not explicitly permitted under the Management Plan.

Resource Consents means:
(a)	the land use consent issued by the Whakatane District Council on 21 December 1978, a copy of which is attached as Appendix 2;

(b)	permit 024303 to discharge stormwater and/or leachate to groundwater issued by the Bay of Plenty Regional Council on 22 April 1998, a copy of which is attached as Appendix 2;

(c)	permit 024302 to discharge solid waste from wood and paper processing, and ancillary activities onto and/or into land issued by the Bay of Plenty Regional Council on 22 April 1998, a copy of which is attached as Appendix 2;

(d)	any variations to the above consent or permits; and

(e)	any replacement or additional resource consents, once received, necessary to operate the Landfill.
Subsequent Period means the period commencing 12 months and 1 day after the date on which CHH gives written notice to WML that CHH desires that the Subsequent Period commence and continuing until this Agreement is terminated.

Waste means the material which is classed as acceptable under the Management Plan.

Waste Docket means a written docket by the Waste Generator detailing the volume and type of Waste for each load of Waste delivered to the Landfill.

Waste Generator means:
(a)	WML during the Initial Period; and

(b)	WML, CHH and any related company of CHH during the Subsequent Period.

Whakatane Mill means WML’s mill at Whakatane.

A reference to New Zealand dollars, dollars, NZ$ or $ is a reference to the lawful currency of New Zealand.

2.	TERM

This Agreement will commence on the Commencement Date and will continue until terminated in accordance with clause 10 or clause 15.

3.	USE OF THE LANDFILL

CHH agrees to make the Landfill available for use by WML, so that WML may:
(a)	deposit its Waste from the Whakatane Mill in the Landfill up to a maximum of 16,000 tonnes per annum (as increased in accordance with any variation to the Resource Consents); and

(b)	where relevant, operate the Landfill,
in accordance with the terms and conditions of this Agreement. WML agrees thai it will use and, where relevant, operate the Landfill in accordance with terms and conditions of this Agreement.

4.	OPERATION OF THE LANDFILL

4.1.	Obligations of the Landfill Operator

The Landfill Operator will:
(a)	not take any action which:
(i)	necessitates a reduction in the volume of Waste which WML may dispose of in the Landfill to less than 16,000 tonnes per annum;

(ii)	necessitates an exclusion of types of Waste that WML has been validly disposing of in the Landfill in the previous 12 months; or

(iii)	in any other way hinders WML’s ability to dispose of its Waste from the Whakatane Mill in the Landfill in accordance with its rights under this Agreement, without the prior written consent of WML;

(b)	operate and maintain the Landfill in accordance with this Agreement, the Management Plan and any requirements in the Resource Consents, including but not limited to carrying out any necessary monitoring and maintenance required to comply with the Management Plan and the Resource Consents;

(c)	give CHH such assistance as CHH reasonably requires to enable CHH to report to and liaise with any relevant Government Agency with regard to the Landfill, the Management Plan and the Resource Consents;

(d)	not accept or dispose of any material in the Landfill from or on behalf of any person or organisation that is not a Waste Generator without the prior written consent of the other party (not to be unreasonably withheld or delayed);

(e)	maintain and where necessary, replace fencing around the Landfill and roading between the Landfill and State Highway 30 and keep the Landfill secure at all times;

(f)	develop, maintain and keep the Waste Generators advised on any updates to site specific procedures for the disposal of Waste in the Landfill, including but not limited to health and safety protocols;

(g)	provide a site induction for any Waste Generator’s employees, contractors or agents prior to such people entering the Landfill for the first time;

(h)	keep and maintain a full record of all Waste disposed of in the Landfill including the Waste Generator disposing the Waste, the amount and nature of the Waste;

(i)	remove any Prohibited Waste discovered in the Landfill and arrange for such Prohibited Waste to be returned to the party who dumped such Prohibited Waste and at the cost of such party;

(j)	maintain a public liability insurance policy for not less than $10,000,000; and

(k)	meet all costs associated with operating and maintaining the Landfill.
4.2.	Obligations of CHH

CHH will:
(a)	be responsible for reporting to and liaising with any relevant Government Agency with regard to the Landfill, the Management Plan and any requirements in the Resource Consents to the extent that any such reporting or liaising is required by that Government Agency, whether under the terms of the Management Plan, the Resource Consents or otherwise; and

(b)	pay all costs, charges and fees as they fall due, including but not limited to district and regional council rates, administration charges and monitoring fees invoiced to CHH and arising from, or attributable to, the Landfill.
5.	DEPOSITING WASTE IN THE LANDFILL

5.1.	Obligations of Waste Generators

The Waste Generators will:
(a)	dispose only of Waste at the Landfill which compiles with the Resource Consents and Management Plan;

(b)	provide the Landfill Operator with a forecast of the types and volumes of Waste for each successive quarterly period in advance;

(c)	on arrival at the Landfill with Waste, and prior to disposing of such Waste in the Landfill, provide the Landfill Operator with a Waste Docket and dump Waste only in accordance with such Waste Docket;

(d)	ensure that all of its employees, contractors or agents accessing the Landfill have been provided with the Landfill Operator’s most recent site specific procedures notified to the Waste Generator;

(e)	notify the Landfill Operator of any new employees, contractors or agents who will be accessing the Landfill and require such new employees, contractors or agents to undertake a site induction to familiarise the new personnel with the Landfill Operator’s site specific procedures;

(f)	provide the Landfill Operator with such technical assistance as is appropriate and available to the Waste Generator to assist the Landfill Operator in disposal of Waste of that Waste Generator in compliance with the Resource Consents and Management Plan; and

(g)	upon the receipt of a valid tax invoice from the Landfill Operator, reimburse the Landfill Operator for all costs incurred by the Landfill Operator for the return or disposal of any Prohibited Waste.
6.	FEES

6.1.	Landfill Fee

WML will pay CHH the fee.

6.2.	Fee during the initial Period

During the Initial Period, the Fee shall be equal to the aggregate of:
(a)	$1.00 per month plus GST, being a license fee; and

(b)	all costs, charges and fees, including but not limited to district and regional council rates, administration charges and monitoring fees incurred by CHH and arising from, or attributable to, operating and maintaining the Landfill.
6.3.	Fee during the Subsequent Period

During the Subsequent Period, the Fee shall be equal to the aggregate of:
(a)	$1.00 per month plus GST, being a Landfill user fee; and

(b)	a pro rata share, calculated on the volume of Waste disposed of by WML at the Landfill, of all costs, charges and fees, including but not limited to district and regional council rates, administration charges and monitoring fees incurred by CHH and arising from, or attributable to, operating and maintaining the Landfill.
6.4.	Records

For the purposes of calculating that part of the Fee under clauses 6.2(b) and 6.3(b), CHH will maintain sufficiently detailed records of:
(a)	all costs, charges and fees, including but not limited to district and regional council rates, administration charges and monitoring fees incurred by CHH and arising from, or attributable to, the use of the Landfill; and

(b)	where CHH is the Landfill Operator, the volume of Waste attributable to each Waste Generator.

6.5.	Fee Disputes

If there is any dispute between the parties in relation that part of the Fee described in clauses 6.2(b) or 6.3(b), and the parties are not able to resolve such dispute within four weeks of the date on which a party objected in writing to the other party to that part of the Fee (for whatever reason), the matter will be referred to an independent expert for determination in accordance with clause 6.6 (Independent Expert). The parties will provide the Independent Expert with such information as may be reasonably requested. The Independent Expert must determine the Fee, as the case may be, within 14 days following appointment. The determination of the Independent Expert will be final and binding on the parties, save for manifest error.

On resolution of any dispute related to the Fee, the parties will pay or credit, as appropriate, to account for any backdated changes to the Fee.

For the avoidance of doubt, that part of the Fee described in clauses 6.2(a) and 6.3(a) shall not be subject to any review or dispute and neither party may refer that part of the Fee to the Independent Expert.

6.6.	Independent Expert

The Independent Expert will be appointed in accordance with the following provisions:
(a)	the Independent Expert will be appointed by both parties or, where the parties cannot agree within 14 calendar days, appointed by:
(i)	in relation to disputes regarding the Fee, the chairperson of the Auckland branch of the Institute of Chartered Accountants of New Zealand; and

(ii)	in relation to all other disputes, the President of the New Zealand Law Society;
(b)	the Independent Expert will act as an expert and not as an arbitrator and the law relating to arbitration will not apply to the Independent Expert’s determination; and

(c)	the costs and expenses of the Independent Expert will be shared by the parties equally.
6.7.	Payment by WML

CHH will provide WML with a tax invoice for the Fee within 14 days following the end of each month to which it relates. WML will pay each invoice for the Fee due, on the last day of the month following the date of the invoice.

7.	ADDITIONAL RESOURCE CONSENTS

7.1.	Deemed Resource Consent

Any additional or replacement resource consent, or variation to a Resource Consent in relation to the operation and maintenance of the Landfill will be deemed to be a Resource Consent from the date that a party receives a copy of that resource consent. For the avoidance of doubt, if one party receives a copy of a resource consent and the other party does not, the party who has received the resource consent is required to comply with that resource consent; the other party is not so required until it has received a copy of the resource consent. If a party is aware that a resource consent has been issued but that party has not yet received a copy, that party must use all reasonable endeavours to obtain a copy of that resource consent as soon as is practicable.
7.2.	No Objection

CHH will not seek any additional or replacement resource consent or variation to a Resource Consent in relation to the operation and maintenance of the Landfill without the prior written consent of WML (such consent not to be unreasonably withheld or delayed).

8.	LICENSE

CHH grants to WML, and WML accepts from CHH, a license to access, occupy and operate the Landfill during the Initial Period in accordance with the terms and conditions of this Agreement.

9.	DISPUTE RESOLUTION PROCESS

9.1.	Procedure

if any dispute arises between the parties under or in connection with this Agreement (other than a dispute in relation to the Fee under clause 6.5):
(a)	the dispute must initially be referred to the parties’ respective nominated representatives who are responsible for the management of this Agreement;

(b)	the representatives must then use their reasonable endeavours to resolve the dispute; and

(c)	if the parties’ representatives are unable to resolve the dispute within 30 days of the referral, or such other period as is agreed in writing, the dispute must be referred to the parties’ respective Chief Executives who will use their reasonable endeavours to resolve the dispute within 10 days.
9.2.	No resolution

If the dispute cannot be resolved by the parties’ respective Chief Executives within the time period specified in clause 9.1(c), either party may require the dispute to be referred to an Independent Expert. The Independent Expert’s decision will be final and binding on the parties, save for manifest error.

9.3.	Confidentiality

The parties will hold confidential, unless otherwise required by law or at the direction of a court of competent jurisdiction, all information relating to the subject matter of the dispute as disclosed during or for the purposes of dispute resolution under this clause 9.

10.	TERMINATION

10.1.	Termination without cause

WML may terminate this Agreement by giving a minimum of 3 months written notice of termination to CHH. Any time after 1 May 2016, CHH may terminate this Agreement by giving a minimum of 3 years written notice of termination to WML provided that if the conditions of any Resource Consent necessary to operate the Landfill are reviewed by and at the instigation of the relevant Government Agency and are subsequently amended in such a way as to make operation of the Landfill uneconomic, in CHH’s opinion (acting reasonably), then CHH may terminate this Agreement by giving a minimum of 6 months written notice of termination to WML.

10.2.	Termination on expiry of Resource Consents

This Agreement shall automatically terminate as from the day that any Resource Consent necessary to operate the Landfill expires and is not replaced.

10.3.	Termination with cause

A party may terminate this Agreement with immediate effect by giving written notice to the other party if:
(a)	that other party commits a material breach of this Agreement that is not capable of being remedied;

(b)	that other party commits a material breach of this Agreement that is capable of being remedied, and then fails to remedy the breach within 30 days after receiving notice requiring it to do so;

(c)	that other party ceases to be able to pay its debts as and when they become due or ceases to carry on business; or

(d)	any step is taken to appoint a receiver, a receiver and manager, a provisional liquidator, a liquidator, an administrator or other like person of the whole or part of that other party’s assets, operations or business, or any action is taken by any person that is analogous to the foregoing.
11.	Assignment

11.1.	No assignment without consent

This Agreement may be assigned by either party subject to approval in writing from the other party. This approval is not to be unreasonably withheld and shall be given if:
(a)	the party requesting approval (Requesting Party] proves to the reasonable satisfaction of the other party that the proposed assignee is respectable, responsible and has the financial resources to meet the Requesting Party’s obligations under this Agreement; and

(b)	all amounts due and payable by the Requesting Party under this Agreement have been paid and there is not any subsisting material breach of the Requesting Party’s obligations under this Agreement.
11.2.	Assignment to Related Entities

Notwithstanding clause 11.1 and clause 11.3, either party may assign or otherwise transfer without the approval of the other party any right or obligation arising out of this Agreement to any entity who is (directly or indirectly) owned or controlled by Mr. Graeme Richard Hart.

11.3.	Change in Control

A change in control of either party will be deemed to be an assignment for the purposes of this clause 11. For the purposes of this Agreement, change in control means:
(a)	where a party ceases to be controlled directly or indirectly by Mr. Graeme Richard Hart;

(b)	where there is a change in direct or indirect control of a party (but, for the avoidance of doubt, if a party is controlled directly or indirectly by Mr Graeme Richard Hart, there will not be a change in control of that party arising from any transfer or other transaction if, following that transfer or transaction, that party continues to be controlled directly or indirectly by Mr. Graeme Richard Hart);

(c)	a sale of the majority of the assets comprising the Whakatane Mill to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart; or

(d)	a sale of the majority of the assets comprising the Landfill to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart.
12.	LIMITATION OF LIABILITY

12.1.	Limited liability

The liability of either party under this Agreement shall be limited to $10 million.

12.2.	Indemnity

Subject to clause 12.1, where after the Commencement Date, any act or omission of WML or CHH (or their respective employees, agents or contractors) breaches:
(a)	the Management Plan;

(b)	a Resource Consent; or

(c)	without prejudice to any rights under (a) or (b), that party’s obligations under this Agreement, and such breach results in:
(i)	any form of enforcement proceeding or prosecution of WML or CHH under the Resource Management Act 1991 or otherwise; or

(ii)	any demand by a Government Agency to take remedial action,
that party shall indemnify the other party from and against any liability, damage, loss, cost or reasonable expense suffered or incurred as a result of the breach, including but not limited to:
(d)	remediation and all other costs required to remedy the breach to the satisfaction of any relevant Government Agency;

(e)	any reasonable legal fees associated with defending any proceeding or prosecution;

(f)	any costs incurred, including but not limited to freight and disposal costs, as a result of having to divert its Waste (or Waste of any of its related entities) to an alternate site as a result of such breach.
Each party will promptly notify the other party if it becomes aware of any events, matters or circumstances which may give rise to a claim under this clause. Neither WML nor CHH will admit anything in connection with any claim without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed). CHH may, by notice to WML, assume the conduct of the defence of any claim, proceeding or demand arising under this clause provided that it acts reasonably in all the circumstances. CHH and WML will consult with each other in defending any proceeding, prosecution or environmental demand or remedying any breach under this clause and provide the other party with all relevant documents and access reasonably requested by it from time to time. Any remedial action for which either party is liable to indemnify the other party under clause 12.2(c) shall be limited to such actions as are strictly necessary to comply with any demand or order made by a Government Agency.

12.3.	Exclusion of liability

Subject to clause 12.2, each party shall not in any circumstances be liable to the other party for any loss of profits or indirect or other consequential loss or damage (including any loss of: business income; profits; revenue; customers; penalties; fines; damages for personal injury; use of an asset; production; contract; goodwill; or loss or corruption of data and additional finance or interest costs) in relation to this Agreement.

12.4.	Liability for negligence, wilful act or omission

The liability of either party where, and to the extent that, the losses or damages of the other party are caused by the liable party’s gross negligence or wilful act or wilful omission shall not be subject to the limitations in clause 12.3.

13.	NOTICES

13.1.	Particulars for notices

The particulars for delivery of notices are initially:
(a)	Carter Holt Harvey Pulp & Paper Limited
Address:	Physical Address Kinleith Site State Highway 1 Kinleith Tokoroa 3491 Postal Address Private Bag 6 Tokoroa 3444
Attention:	Jim Newfield
Telephone:	07 885 5999
Facsimile:	07 886 3614
Email: Jim.Newfield@chh.co.nz

Copy to each of the persons named below:

Carter Holt Harvey Limited

Address:	173 Captain Springs Road Te Papapa Private Bag 92-106 Auckland 1142
Attention:	Business Legal Counsel — Pulp, Paper and Packaging
Facsimile:	09 633 0601

Rank Group Limited
Address:	Level Nine 148 Quay Street PO Box 3515 Auckland
Attention:	Greg Cole
Facsimile:	09 366 6263
Email: Greg.Cole@rankgroup.co.nz

Rank Group Limited
Address:	Level Nine 148 Quay Street PO Box 3515 Auckland
Attention:	Helen Golding
Facsimile:	09 366 6263
Email: Helen.Golding@rankgroup.co.nz
(b)	Whakatane Mill Limited
Address:	Mill Road Whakatane
Attention:	Graham Millar
Telephone:	07 306 3800
Facsimile:	07 306 3655
Email: Graham.Millar@chh.co.nz

Copy to each of the persons named below:

SIG Group
Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland
Attention:	Marco Haussener
Facsimile:	0041 52 674 7200
Email: Marco.Haussener@sig.biz

SIG Group
Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland
Attention:	Daniel Petitpierre
Facsimile:	0041 52 674 6556
Email: Daniel.Petitpierre@sig.biz
13.2.	Delivery

Any notice, demand, consent or other communication given or made under this Agreement (Notice) must be:
(a)	left at the address (or addresses) set out or referred to in clause 13.1;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address (or addresses) set out or referred to in clause 13.1;

(c)	sent by fax to the fax number set out or referred to in clause 13.1;

(d)	sent by email to the email address set out or referred to in clause 13.1; or

(e)	given in any other way permitted by law.

However, if the intended recipient has notified a changed postal address, physical address, fax number or email address, then the communication must be to that address or number.
13.3.	When effective

A Notice takes effect from the time it is received unless a later time is specified.

13.4.	Receipt — post

If sent by post, a Notice is taken to be received three days after posting (or seven days after posting if sent to or from a place outside New Zealand).

13.5.	Receipt-fax

If sent by fax, a Notice is taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

13.6.	Receipt — email

If sent by email, a Notice is taken to be received at the time shown in the sent email as the time that the email was sent.

13.7.	After hours communications

If a Notice is given:
(a)	after 5.00 pm in the place of receipt;

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt, or

(c)	on a day starting from and including 24 December to 3 January, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

14.	Confidentiality

Except as required by law or by the rules of any applicable stock exchange, each party agrees to keep the terms of this Agreement and any information supplied directly or indirectly by the other party (which is not public information) confidential, provided that each party is permitted to make such disclosures to its employees, agents, advisers or subcontractors as is necessary to enable that party to perform its obligations under this Agreement.

15.	Force Majeure

Neither party will be liable for any failure to perform its obligations under this Agreement where such failure is due to a Force Majeure Event, provided that the affected party:

(a)	promptly notifies the other party of the cause arising;

(b)	uses its reasonable endeavours to overcome or work around such cause and to minimise its effects; and

(c)	uses its reasonable endeavours to resume performance of the obligation frustrated by such cause as soon as such cause has abated.
Either party may terminate this Agreement in whole or in part to the extent the other party’s performance of its obligations under this Agreement is materially affected by a Force Majeure Event lasting more than 20 days.

If CHH is unable to provide any of the services under this Agreement due to a Force Majeure Event, then WML may purchase or source the relevant services from a third party while the Force Majeure Event continues.

16.	Governing law

This Agreement will be governed by and construed in accordance with the laws of New Zealand. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New Zealand.

17.	Costs

Subject to any express provision in this document to the contrary, each party shall bear its own legal and other costs and expenses relating directly or indirectly to the preparation of, and performance of its obligations under, this Agreement.

18.	Amendment

This Agreement may only be varied or replaced by an instrument in writing duly executed by the parties.

19.	Counterparts

This Agreement may consist of a number of counterparts and if so the counterparts taken together constitute one and the same instrument.

20.	Joint and several liability

An obligation under this Agreement of two or more persons binds them jointly and severally.

21.	Entire agreement

This Agreement and the documents specifically referred to in it constitute the entire understanding and agreement between WML and CHH with respect to the operation of the Landfill, and supersedes all negotiations, prior discussions, and preliminary agreements, between the parties.

22.	Invalidity

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be deleted from the document, and the parties shall in good faith negotiate to replace the provision with a new provision which being legal, valid and enforceable, comes closest to the meaning of the original provision, and the remainder of this Agreement will not be affected.

23.	Further Assurances

Each party shall promptly execute all documents and do all things that any other party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by it.

Executed as an agreement.

Executed by Carter Holt Harvey Pulp &	)
Paper Limited	)

/s/ Robert B. Bailey
Authorised Signatory

Robert B. Bailey
Print name

Executed by Whakatane Mill Limited	)
)

/s/ Robert B. Bailey
Authorised Signatory

Robert B. Bailey
Print name

APPENDIX 1
Map of Landfill

APPENDIX 2
Resource Consents as at the Commencement Date

APPENDIX 3
Management Plan

N
North Valley Landfill
V15/537
Terrace
V15/536
Terrace
V15/343
Terrace
Filled area
Legend
Archaeological sites (Arcsearch Jan 2009)
Davies filled footprint as at April 2010
Davies Landfill footprint
North Valley Landfill footprint
Property boundary

CarterHoltHarvey

Davies Block Landfill

Scale 1:3,000 (A4)

0 25 50 100 150

Metres

Consent Number: 02 4302
BAY OF PLENTY REGIONAL COUNCIL
RESOURCE CONSENT
Pursuant to section 105 of the Resource Management Act 1991, The Bay Of Plenty Regional Council, by a decision dated 12 February 1998, Hereby Grants to:

CARTER HOLT HARVEY LIMITED
SEE TRANSFER:	~~CARTER HOLT HARVEY LIMITED~~
~~operating as CARTER HOLT HARVEY TISSUE~~
~~Fletcher Avenue~~ Private Bag 92-106
~~KAWERAU~~ AUCKLAND
A permit pursuant to section 15(1)(d) of the Resource Management Act 1991 to Discharge Solid Waste From Wood And Paper Processing, And Ancillary Activities, Onto And/Or Into Land subject to the following conditions:
1	PURPOSE

To landfill solid waste from wood and paper processing and ancillary operations.

2	LOCATION OF DISCHARGE

As shown on pages 2 and 8 of the document “Application for Consent for a Solid Waste Landfill and Assessment of Environmental Effects”, March 1995, and the letter 21 July 1997 from Carter Holt Harvey Tissue both submitted in support of the application, an area of no more than seven (7) hectares.

3	RATE OF DISCHARGE

The maximum rate of landfilling shall not exceed 16000 tonne in any given 12 month period.

4	MAP REFERENCE

NZMS 260 V15 335 436 at about the centre of the site.
/s/ A C Bruere

Consent Number: 02 4302
5	LEGAL DESCRIPTION

Lot 330 Parish of Matata, Block XII, Rotoma SD (Whakatane District)

6	OPERATION/MANAGEMENT
6.1	The consent holder shall ensure that the landfill is operated in accordance with the principles contained within pages 4, 5 and 6 of the document “Application for Consent for a Solid Waste Landfill and Assessment of Environmental Effects”, March 1995, and any other information supplied in support of the consent application.

6.2	The consent holder shall take reasonable steps to ensure the stability ~~of any embankments~~ at all times of the north face of the embankment above the irrigation pond.
see change:
6.3	The consent holder shall ensure that there is no surface discharge of stormwater, from the immediate area of the landfilling operation, to a permanently flowing ~~watercourse~~ stream (except in a one in five year 24 hour duration storm or greater).

6.4	The consent holder shall ensure that, at no point beyond the property boundary as defined in condition 5, shall the groundwater contain toxic, corrosive or other deleterious wastes derived from the landfill in amounts that individually or collectively prevent the present and foreseeable future uses or the groundwater resource (including drinking water, stock watering and irrigation).

6.5	Only wastes as described on page 4 of the document “Application for Consent for a Solid Waste Landfill and Assessment of Environmental Effects”, March 1995, shall be disposed of in this site unless otherwise approved in writing by the General Manager of the Bay of Plenty Regional Council or delegate.
7	RECORDS
7.1	The consent holder shall retain an appropriately experienced person to supervise the operation of this landfill. The consent holder shall compile an annual report on the operation of the landfill. That report shall detail:
7.1.1	A summary of waste disposed at the landfill for that year, including total volume.
/s/ A C Bruere

Consent Number: 02 4302
SEE CHANGE:	~~7.1.2~~	~~The summary and interpretation of any monitoring results for the previous year as required under conditions 1.2 and 7.3.~~
SEE CHANGE:	~~7.2~~	 ~~The consent holder shall retain suitably qualified persons with appropriate experience in the assessment of the quality of groundwater to develop a leachate and groundwater monitoring programme, in consultation with Council staff, to:~~
~~7.2.1~~	~~Characterize the existing groundwater quality.~~

~~7.2.2~~	~~Dotermine the effect of leachate being generated on the quality of the groundwater in the vicinity of the disposal site.~~
SEE CHANGE:	~~7.3~~	~~The draft monitoring programme is to be submitted to the Regional Council for approval by the General Manager or Delegate within three months of the granting of the consent and the first phase of sampling implemented within one year of the granting of the consent.~~
8	NOTIFICATION/CLOSURE

The consent holder shall produce and forward to the Regional Council a post closure Land Management Plan for the Solid Waste Landfill, for the approval of the General Manager of the Regional Council or delegate, as least three (3) months prior to the Landfill being closed to solid waste disposal. The consent holder shall give the Regional Council six (6) months notice of intention to close.

9	REVIEW
see change:
9.1	The Bay of Plenty Regional Council may, within six months of the receipt on an Annual Report required by condition 7.1, containing monitoring results required by condition 7.2, serve notice on the consent holder under section 128(1)(a)(ii) of the Resource Management Act 1991, that it intends to review the conditions of this consent. The purpose of such a review is to ensure that the present and foreseeable future uses of the groundwater resource are not being and are unlikely to be compromised, by the exercise of this permit.

9.2	The consent holder may within one month of each anniversary of the date of commencement of this consent apply to the Regional Council under section 127(1)(a) of the Resource Management Act 1991 to change or delete any condition of this consent.
10	TERM OF PERMIT

This permit shall terminate on 31 December 2032.

11	RESOURCE MANAGEMENT CHARGES
/s/ A C Bruere

Consent Number: 02 4302
The consent holder shall pay to the Bay of Plenty Regional Council such administrative charges as are fixed from time to time by the Regional Council in accordance with section 36 of the Resource Management Act 1991.

12	THE PERMIT hereby authorised is granted under the Resource Management Act 1991 and does not constitute an authority under any other Act, Regulation or Bylaw.
DATED at Whakatane this 18th day of April 1998
For and on behalf of
The Bay of Plenty Regional Council
/s/ A C Bruere
for
J A Jones
General Manager
CHANGE

The change of this resource consent was approved under delegated authority of the Bay of Plenty Regional Council, dated 15 July 1998, as follows:

Change 6.2 and 6.3 of 02 4302 to read as follows:
6.2	the consent holder shall take reasonable steps to ensure the stability at all times of the north face of the embankment above the irrigation pond.

6.3	the consent holder shall take reasonable steps to ensure that there is no surface discharge of stormwater from the immediate area of the landfilling operation, to a permanently flowing stream (except in a 1 in 5 year 24 hour duration storm or greater).
Delete conditions 7.1.2, 7.2 and 7.3 and 02 4302 and 02 4303.

And add a new condition, 9.2 in both 02 4302 and 02 4303, as follows:
9.2	the consent holder may within one month of each anniversary of the date of commencement of this consent apply to the Regional Council under section 127(1)(a) of the Resource Management Act 1991 to change or delete any condition of this consent.

Consent Number: 02 4302
/s/ A C Bruere
for
R B Gardner
Manager Consents & Compliance
For JA Jones Chief Executive
TRANSFER
The transfer of the whole of this resource consent from CARTER HOLT HARVEY LIMITED OPERATING AS CARTER HOLT HARVEY TISSUE to CARTER HOLT HARVEY LIMITED was received under delegated authority of the Bay of Plenty Regional Council, dated 22 June 2005.
/s/ A C Bruere
for
A C Bruere
Manager Consents & Compliance
for J A Jones Chief Executive

Your Ref:
Our Ref: 1370 02 4302 & 02 4303 1 August 2005
Attention P Raea

Carter Holt Harvey Limited
Private Bag 92106
AUCKLAND 1020

Telephone:	0800 ENV BOP (368 267)
Facsimile:	0800 ENV FAX (368 329)
Email:	info@envbop.govt.nz
Website:	www.envbop.govt.nz
Pollution Hotline:	0800 73 83 93
International:	+64 7 922 3390

Dear Sir
Resource Consent Numbers 02 4302 & 02 4303 :Transfer Acknowledgement
The transfer of the holders’ interest in the above resource consents were received under delegated authority of the Bay of Plenty Regional Council dated 22 June 2005.
If you have any questions please call me.
Yours faithfully
/s/ Desiree Marr
Desiree Marr (Des)
Consents Administration Officer
for Group Manager Regulation & Resource Management
Bay of Plenty Regional Council 5 Quay Street, P O Box 364, Whakatane, New Zealand.
Working with our communities for a better environment

Consent Number: 02 4303
BAY OF PLENTY REGIONAL COUNCIL
RESOURCE CONSENT
Pursuant to section 105 of the Resource Management Act 1991, the ENVIRONMENTAL MONITORING COMMITTEE acting under delegated authority from THE BAY OF PLENTY REGIONAL COUNCIL, by a decision dated 12 February 1998, HEREBY GRANTS to:

SEE TRANSFER:	CARTER HOLT HARVEY LIMITED ~~CARTER HOLT HARVEY LIMITED operating as CARTER HOLT HARVEY TISSUE~~
	~~Fletcher Avenue~~	Private Bag 92 106
	~~KAWERAU~~	AUCKLAND
A permit pursuant to section 15(l)(b) of the Resource Management Act 1991 to DISCHARGE STORM WATER AND/OR LEACHATE TO GROUND WATER subject to the following conditions:
1	PURPOSE

To discharge to ground water any storm water and/or leachate from the consent holders solid waste landfill.

2	LOCATION OF DISCHARGE

As shown on pages 2 & 8 of the document “Application for Consent for a Solid Waste Landfill and Assessment of Environmental Effects”, March 1995, and the letter 21 July 1997 from Carter Holt Harvey Tissue both submitted in support of the application, an area of no more than seven (7) hectares.

3	RATE OF DISCHARGE

The mean annual rate of discharge shall not exceed 110 000 cubic metres per year.

4	MAP REFERENCE

NZMS 260 V15 335 436 at about the centre of the site.
/s/ A C Bruere

SEE CHANGE:

SEE CHANGE:

SEE CHANGE:
Consent Number: 02 4303
5	LEGAL DESCRIPTION

Lot 330 Parish of Matata, Block XII, Rotoma SD (Whakatane District)6 OPERATION/MANAGEMENT
6.1	The consent holder shall ensure that the landfill is operated in accordance with the principles contained within pages 4, 5 & 6 of the document “Application for Consent for a Solid Waste Landfill and Assessment of Environmental Effects”, March 1995, and any other information supplied in support of the consent application.

6.2	The consent holder shall take reasonable steps to ensure that there is no surface discharge of stormwater, from the immediate area of the landfilling operation, to a permanently flowing ~~watercourse~~ stream (except in a 1 in 5 year 24 hour duration storm or greater).

6.3	The consent holder shall ensure that, at no point beyond the property boundary as defined in condition 5, shall the groundwater contain toxic, corrosive or other deleterious wastes derived from the landfill in amounts that individually or collectively prevent the present and foreseeable future uses or the groundwater resource (including drinking water, stock watering and irrigation).

6.4	Only wastes as described on page 4 of the document “Application for Consent for a Solid Waste Landfill and Assessment of Environmental Effects”, March 1995, shall be disposed of in this site unless otherwise approved in writing by the General Manager of the Bay of Plenty Regional Council or delegate.
7	RECORDS
7.1	The consent holder shall retain an appropriately experienced person to supervise the operation of this landfill. The consent holder shall compile an annual report on the operation of the landfill. That report shall detail:
7.1.1	A summary of waste disposed at the landfill for that year, including total volume.

~~7.1.2~~	~~The summary and interpretation of all monitoring results for the previous year as required under conditions 7.2 and 7.3.~~
~~7.2~~	~~The consent holder shall retain suitably qualified persons with appropriate experience in the assessment of the quality of groundwater to develop a leachate and groundwater monitoring programme, in consultation with Council staff, to:~~
/s/ A C Bruere

SEE CHANGE:

SEE CHANGE:
Consent Number: 02 4303
~~7.2.1~~	~~Characterise the existing groundwater quality.~~

~~7.2.2~~	~~Determine the effect of lcachate being generated on the quality of the groundwater in the vicinity of the disposal site.~~
~~7.3~~	~~The draft monitoring programme is to be submitted to the Regional Council for approval by the General Manager or delegate within 3 months of the granting of the consent and the first phase of sampling implemented within 1 year of the granting of the consent.~~
8	NOTIFICATION/CLOSURE

The consent holder shall produce and forward to the Regional Council a post closure Land Management Plan for the Solid Waste Landfill, for the approval of the General Manager of the Regional Council or delegate, as least three (3) months prior to the Landfill being closed to solid waste disposal. The consent holder shall give the Regional Council six (6) months notice of intention to close.

9	REVIEW
9.1	The Bay of Plenty Regional Council may, within six months of the receipt on an annual report required by condition 7.1, containing monitoring results required by condition 7.2, serve notice on the consent holder under section 128(1)(a)(ii) of the Resource Management Act 1991, that it intends to review the conditions of this consent. The purpose of such a review is to ensure that the present and foreseeable future uses of the groundwater resource are not being and are unlikely to be compromised, by the exercise of this permit.

9.2	The consent holder may within one month of each anniversary of the date of commencement of this consent apply to the Regional Council under section 127(l)(a) of the Resource Management Act 1991 to change or delete any condition of this consent.
10	TERM OF PERMIT

This permit shall terminate on 31 December 2032.

11	RESOURCE MANAGEMENT CHARGES

The consent holder shall pay to the Bay of Plenty Regional Council such administrative charges as are fixed from time to time by the Regional Council in accordance with section 36 of the Resource Management Act 1991.
/s/ A C Bruere

Consent Number: 02 4303
12	THE PERMIT hereby authorised is granted under the Resource Management Act 1991 and does not constitute an authority under any other Act, Regulation or Bylaw.
DATED at Whakatane this 22nd day of April 1998
For and on behalf of
The Bay of Plenty Regional Council
/s/ A C Bruere
for
J A Jones
General Manager
CHANGE
The change of this resource consent was approved under delegated authority of the Bay of Plenty Regional Council, dated 15 July 1998, as follows:
Change 6.2 of 02 4303 to read as follows:
6.2	the consent holder shall take reasonable steps to ensure that there is no surface discharge of stormwater from the immediate area of the landfilling operation, to a permanently flowing stream (except in a 1 in 5 year 24 hour duration storm or greater).
Delete conditions 7.1.2, 7.2 and 7.3 and 02 4302 and 02 4303.
And add a new condition, 9.2 in both 02 4302 and 02 4303, as follows:
9.2	the consent holder may within one month of each anniversary of the date of commencement of this consent apply to the Regional Council under section 127(l)(a) of the Resource Management Act 1991 to change or delete any condition of this consent.
/s/ A C Bruere
A C Bruere
Manager Consents & Compliance
for            JA Jones
Chief Executive

Consent Number: 02 4303
TRANSFER
The transfer of the whole of this resource consent from CARTER HOLT HARVEY LIMITED OPERATING AS CARTER HOLT HARVEY TISSUE to CARTER HOLT HARVEY LIMITED was received under delegated authority of the Bay of Plenty Regional Council, dated 22 June 2005.
/s/ A C Bruere
A C Bruere
Manager Consents & Compliance

for            J A Jones
                 Chief Executive

Your Ref:
Our Ref: 1370 02 4302 & 02 4303
1 August 2005

Attention P Raea

Carter Holt Harvey Limited	Telephone:	0800 ENV BOP (368 329)
Private Bag 92106	Facsimile:	0800 ENV FAX (368 329)
AUCKLAND 1020	Email:	info@envbop.govt.nz
	Website:	www.envbop.govt.nz
	Pollution Hotline:	0800 73 83 93
	International:	+64 7 922 3390
Dear Sir
Resource Consent Numbers 02 4302 & 02 4303 :Transfer Acknowledgement
The transfer of the holders’ interest in the above resource consents were received under delegated authority of the Bay of Plenty Regional Council dated 22 June 2005.
If you have any questions please call me.
Yours faithfully
/s/ Desiree Marr
Desiree Marr (Des)
Consents Administration Officer
for Group Manager Regulation & Resource Management
Bay of Plenty Regional Council 5 Quay Street, P 0 Box 364, Wheaten, New Zealand.
Working with our communities for a better environment

IN THE MATTER OF The Town & Country Planning Act 1977

and

An application by Caxton Paper Mills Ltd., under Section 28C and/or Section 35 of the Town & Country Planning Act 1953

and

The Whakatane District Council.
The Hearing
This application was first heard by the Planning Committee on the 11th June, 1978 and was adjourned to allow time for the applicants to prepare a Management Plan for their proposal. The resumed hearing took place on the 11th December, 1978.
Mr. Craddock, Solicitor from Auckland and Mr. Tutty, Production Manager for Caxton Paper Mills Ltd. appeared for the applicants.
Mr. Richardson of Osborne, Handley, Gray & Richardson appeared with Mr. Booker in support of Mr. Booker’s objection. Mr. & Mrs. Taylor also objected but did not wish to appear or be represented.
The Application
The application sought consent to permit the Company to dispose of waste products and rubbish from the operation of the Company’s Pulp and Paper Mill at kawerau on part of the land described below.
The Land
The property to which this application applies is situated 0.8 km from S.H. 30 between the Kawerau turnoffs and is described as Allotment 330, Parish of Matata. The area of the land is 161.1078 h. The Applicants are the owners of the land. The zoning of the land is Rural “A” under the Whakatane County Operative District Scheme.
Objections
Two objections were received by the Council, one from Mr. R. Booker an adjoining property owner and the other from Mr. & Mrs. A.D. Taylor who farm on the other side of S.H. 30 and opposite the applicants land.
Council’s Decision
The Council at its meeting held on the 20th December, 1978 adopted the recommendation of its Planning Committee in respect of this application and resolved as follows:-
“(a)	THAT the application by Caxton Paper Mills Ltd. to permit the disposal of waste products and rubbish from the operation of the Company’s pulp and paper mill by means of sanitary land fill on part of the land described as Allotment 330 Parish of Matata as detailed on plans provided with the application be approved, under Section 74(2) of the Town & Country Planning Act 1977 subject to the following conditions:
1.	That the applicants ascertain from the Regional Water Board whether or not a water right is necessary for the operation of the proposed rubbish dump and if a water right is required that this be obtained before the dumping of any waste or rubbish takes place.

2.	That the detailed design of the intersection of the access road to the dump site and the Kawerau loop road be approved by the Council’s Chief Engineer and the construction work be carried out before the use is commenced.

3.	That the contents of the Management Plan prepared by Caxton Paper Mills Ltd. dated 13th October, 1978 and appended to this decision are adopted as conditions of and form part of this approval, except that Clause 16 be amended to include a provision that Council be provided with a key so as to give them unrestricted access to the dump.

4.	That progressive grassing is to be carried out as the area is covered in to minimise the dust nuisance.
It is noted that the District Office, Rotorua of the Department of Health granted conditional consent to the establishment of an offensive trade in respect of this application in June, 1978.
(b)	Consent is granted to the application on the following grounds:
i)	It is in the public interest that the present public rubbish tips set aside by the District Council be used for general rubbish disposal and that special provision be made for industrial wastes that would rapidly fill public tips and it is therefore not contrary to the public interest that the application be approved.

ii)	The provision of a new public rubbish tip for the particular needs of the applicant would involve substantial public expenditure in terms of land acquisition, operation and maintenance and private development for the same purpose would not be contrary to the public interest in so far as it would reduce public expenditure.

iii)	There is no provision in the District Scheme for the establishment of private rubbish tips in any zone in the district and such a use is a special case for which an application for a specified departure is appropriate.

iv)	The proposed rubbish tip is located in a rural area and will have little environmental effect beyond the immediate locality particularly if the conditions of development as prescribed in the approval are implemented. The proposed use is a special case and approval will be unlikely to establish sufficient precedent to have a major effect on planning in the district. It is considered therefore that the proposal will have little town, and country planning significance beyond the immediate vicinity of the applicant’s site.

v)	The proposed use is a special case with conditions on development applying to a particular site and a particular use which could not readily be specified either in a new type of zone or special ordinance and as no other similar uses are envisaged the approval may be granted without the need to change the district scheme.
Appeals
In view of the intervention of the Christmas and New Year holidays, the period allowed for lodging appeals against the Council’s decision, i.e. one month from the date of Notification (Ref. Section 69 of the Town & Country Planning Act 1977) will commence on the 21st January 1979 (Ref. Section 2 of the same Act)

Whakatane.	/s/ D.J. Wilson.
2lst December, 1978	D.J. Wilson.
GENERAL MANAGER.

CAXTON PAPER MILLS LIMITED
DETAILED MANAGEMENT PROGRAMME
FOR
MILL RUBBISH DUMP
BY
SANITARY LANDFILL

R. W. TUTTY.
PRODUCTION SERVICES MANAGER
13th October, 1978.

DETAILS OF OPERATION OF PROPOSED DUMP
1.	Screen Fencing of boundaries.
It is proposed the following fences will be constructed as detailed:
(a)	Booker-Davies boundary — 1.8 metre high hurricane wire 2” mesh fence.

(b)	Davies — Kawerau A Block boundary — 1.8 metre high Hurricane 2” mesh over existing 7 strained fence.

(c)	Existing internal fence 1.1 metre high Hurricane 2” mesh over existing fence.

(d)	New boundary fence — to be constructed to height of 1.1 metres with number one round posts and Hurricane 2” wire mesh.
The construction of these fences will be completed prior to any dumping taking place.
2.	Disposal Procedures.
Disposal of rubbish will be in trenches dug parallel to the southern boundary fence and commencing approximately 3 metres distant from that fence. The Company proposes to dig trenches approximately 200 m long. The vehicle bringing rubbish to the disposal area would back along the trench and tip the material into the base of the trench. A bulldozer (blade machine) would then blade the windrow back over the material in the trench so that a minimum depth of fill, 0.7 metres, was provided, over the rubbish.

Allowing for settlement, it is anticipated that the finished level of the filled areas will be approximately 1 metre higher than the present general level. Any short fall in filling material necessary to provide the appropriate depth of over-burden will be made available from the material in the low mounds within the disposal area.

3.	The control of surface and stormwater.

The proposed dump is a micro-catchment area with any surface water flowing naturally towards the lowest point in the basin which is on the Davies -A7 boundary. The trenches to hold the rubbish will.

3.	The control of surface and stormwater (cont).

cut across approximately 1/3 of one side of the natural basin and these will be used as catchment vessels for any surface or stormwater. Water flowing from the Davies block towards the basin will, be channelled into the trenches where the large trench size (200 metres by 3 metres) and very porous nature of the soil will allow any collected water to percolate through to the natural water table. Thus any surface, or stormwater from the dumping area will be contained within it. There will be no surface run off into any adjacent area.

4.	Prohibition on the disposal of liquid and toxic wastes.

Caxton Paper Mills Limited strictly bans the dumping of any liquid and/or toxic wastes. Whenever such wastes may be required to be dumped, an Industrial Waste Disposal Company will be contracted for their handling and disposal.

5.	Type of Rubbish.

The Rubbish Disposal Area will be used to dispose of industrial rubbish which includes paper pulp, wires, steel, old tins with traces of alum, rosin size, and other paper making chemicals — all of which are non-toxic materials. This type of rubbish is entirely different from the municipal problem of rubbish disposal which includes considerable quantities of organic material and which attracts flies, rats etc.

6.	Daily Covering.

A crawler type tractor Caterpillar D4c with an angle blade is currently operated by this Company. It is intended that this vehicle be placed full time at the Dump to allow the compaction of refuse and the daily covering. A building will be erected to house this vehicle, fire suppression equipment, and other equipment necessary for the tractor’s operation.

7.	Prohibition of Fires.

A strictly enforced prohibition of fires is mandatory as far as Caxton Paper Mills is concerned because of our own adjacent forest, the neighbouring forests of Tasman Pulp and Paper Company and the scrub cover on the Kawerau A — also leasehold to Caxton. The fencing and the locked gates will ensure that dump security prevents third parties gaining access to start fires and fire suppression equipment such as foam and powder extinguishers will be kept on the dump site.

8.	Layering of Wastes.

waste will not be layered as the ‘trench and fill’ method of disposal is proposed.

9.	Length of Tipping Face.

The maximum width of exposed tipping face will be 3 to 4 metres. The maximum period of exposure will be approximately 8 hours.

10.	On Site Supervision.

The driver of the refuse truck will be the man carrying out the dumping of refuse and its subsequent compaction and covering. Caxton’s Yard Supervisor will visit and inspect the dump daily initially and then on a regular basis and be responsible for excavating new trenches, maintenance of roadway, fences, bulldozer etc.

11.	Control and Abatement of nuisance conditions.

Due to the nature of the refuse, the only forseable “nuisance condition” is that of wind blown paper which will be effectively controlled by the manner of dumping, daily covering and with wire mesh boundary fences.

12.	Odour and dust control.

The nature of the refuse, the short length of exposed tip face and daily covering will prevent any problems of odours and dust.

13.	Tip Security.

There will be a cattle stop at the dump entrance and the gates into the dump will have locks — the keys to which will be controlled by the Yard Supervisor. The dump will be locked whenever there is no Caxton employee present and, as the Mill operates on a seven day week, rarely will the dump be without daily attendance.

14.	Formation and maintenance of the tip entrance and internal access.
(a)	Loop Road entrance.

This entrance requires additional road metal to raise the elevation to enable vehicles leaving the access road unobstructed views along the Loop Road. This will be aided by the removal of scrub/fern cover between the tarseal and the boundary fence.

(b)	Internal Access Road.

The roadway from the Loop Road entrance to the tip face will be maintained by retalling, culverting and grading, as and when necessary, so as to ensure minimum soil disturbance and maximum control of any surface water flows.
15. Principal Caxton employee responsible for the operation of the tip.
The Production Services Manager will be the Company officer responsible for the tip operation. Mr. R. W. Tutty currently holds this position.
16.	The Council’s right to inspect the tip.

Council shall have the right to inspect the tip at any time. Access will be afforded on prior contact with the Production Services Manager.

Davies Block Solids Waste
Landfill Operations Plan
Carter Holt Harvey Limited
Pulp & Paper
Whakatane Mill
Draft 22 April 2010

Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan	1

Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan	2

Figures

Figure 1; Location Plan	5
Figure 2: Landfill Footprint	6

Appendices

Appendix A: Discharge Resource Consents 02 4302 and 02 4303
Appendix B: Land-use Resource Consent 61/4/169
Appendix C: Waste Acceptance Record
Appendix D: Site Access Register
Appendix E: Approved Waste Carrier Register
Appendix F: Annual Waste Summary Report Template

Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan	3
1.0    Introduction
This Landfill Operations Plan, describes the development, operational, management procedures and control measures to be applied throughout the life of the Davies Block Landfill at Kawerau, operated by Carter Holt Harvey Pulp & Paper Limited. It includes procedures to be undertaken to operate the landfill to limit any negative environmental impacts and to comply with Bay of Plenty Regional Council (Environment Bay of Plenty) Resource Consent Requirements (Resource Consents 02 4302 and 02 4303) (attached as Appendix A) and the Whakatane District Council Land Use Consent 61/4/169 (attached as Appendix B).
The purpose of this Landfill Operations Plan is to describe the operational practices and procedures to be adopted by Carter Holt Harvey Pulp & Paper Limited (CHH) to ensure that there are no adverse environmental effects during the lifecycle of the landfill.
This plan also describes the measures necessary to remedy or mitigate any adverse environmental effects or nuisance effects that may result from the landfill during the operational phase.
1.1	Requirements of Operations Plan
This operations plan is consistent with the requirements of the Whakatane District Council land-use consent and of the Environment Bay of Plenty discharge consents, which provide for waste from CHH Whakatane Mill to be disposed of to the landfill.
1.2	General Responsibilities
1.	The Carter Holt Harvey Pulp & Paper Limited, Whakatane Mill Environmental Manager has management responsibility for the operation of the Mill’s environmental facilities.

The Environmental Manager can be reached on (7) 306 3761 or on 027 498 6541

2.	Environment Bay of Plenty is the regulatory authority that deals with discharge compliance matters.

Environment Bay of Plenty can be reached 24 hours a day on 0800 368 267.

3.	Whakatane District Council is the regulatory authority that deals with Land Use matters.

Whakatane District Council can be reached on (7) 306 0500.

4.	Ngati Awa is an Iwi authority that deals with environmental matters.

Ngati Awa can be reached on (7) 307 0760.

5.	Ngati Tuwharetoa is an Iwi authority that deals with environmental matters.

Ngati Tuwharetoa can be reached on (7) 323 4164.

Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan	4
1.3	Structure of Operations Plan
The operations plan is divided into nine sections. These are outlined below:

Section 1.0	Introduction, plan outline and consent requirements;
Section 2.0	Summary of Site Description;
Section 3.0	Summary of Health and Safety Requirements;
Section 4.0	Supervision of Landfill Operation;
Section 5.0	Landfill Operations;
Section 6.0	Archaeological Sites;
Section 7.0	Annual Visual Surveys;
Section 8.0	Monitoring;
Section 9.0	Annual Reporting.
1.4	Related Documents
a.	Environment Bay of Plenty Resource Consents 02 4302 and 02 4303(Appendix A);

b.	Whakatane District Council Land-use Consent 61/4/169 (Appendix B).

Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan	5
2.0	Site Description
The landfill site is situated approximately 4 km north-west of Kawerau, Bay of Plenty (refer to Figure 1). The landfill has been in operation since 1978 and is currently operated under the Environment Bay of Plenty Resource Consents 02 4302 and 02 4303 and the WDC Land Use Consent - 61/4/169.
These consents initially authorised disposal of waste from the SCA Tissue plant in Kawerau only. However, Environment Bay of Plenty has agreed to the disposal of waste from the CHH Whakatane mill, within the annual quantity of waste authorised initially.
The landfill footprint is shown in Figure 2.
Figure 1; Location Plan

Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan
Figure 2: Landfill Footprint

6

Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan
3.0	Health and Safety
3.1	General
Work practices at the site shall comply with all regulations set out under the Health and Safety in Employment Act 1992. Some of the areas of note for health and safety awareness are outlined below.
3.2	Hazards
3.2.1	Heavy Vehicle and Machinery
1.	A landfill site involves movement and operation of heavy vehicles and machinery;

2.	All personnel on site shall use appropriate high-Viz PPE, safety boots and hard hat when outside of a vehicle.
3.2.2	Steep and Unstable Ground
1.	Tipping faces and embankments can be steep and unstable;

2.	Personnel should take care around these surfaces;

3.	Areas of unstable ground shall be clearly marked to prevent waste carriers from driving or parking their vehicles on these areas.
3.2.3	Fire
1.	Standard landfill fire prevention methods shall be implemented at the site;

2.	The whole site shall be non-smoking,

3.	No burning of waste shall be conducted on the site.

4.	Appropriate fire extinguishers and access to water shall be made available
3.3	First Aid facilities and Trained Personnel
1.	Appropriate First Aid equipment shall be carried on disposal trucks;

2.	The location and availability of first aid personnel and medical staff shall be confirmed.
3.4	Training
1.	All staff, contractors and waste carriers shall be site inducted;

2.	A register of personnel on site shall be maintained at all times;

3.	All personnel on site shall be familiar with the location of First Aid Facilities and the trained first aid personnel at both mill sites:

4.	Entry to the Site shall be sign posted with ‘Authorised Personnel Only’

7

Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan
4.0	Landfill Operation Supervision

4.1	Site Supervision
An appropriately experienced person shall supervise the operation of this landfill.
4.1.1	Procedure
The site supervisor shall be responsible for overseeing the day to day operation of the landfill, including but not limited to, the following tasks:
1.	A log of the waste inventory,

2.	Register of personnel onsite,

3.	Register of approved and site inducted waste carriers,

4.	Health and safety requirements and enforcement,

5.	Maintenance of the tipping face, waste compaction and covering,

6.	Nuisance mitigation; and,

7.	Site security.
4.1.2	Records
The site supervisor shall be responsible for maintaining the following site records:
1.	Waste acceptance record (refer to Appendix C)

2.	Site Access register (refer to Appendix D)

3.	Approved Waste Carrier Register (refer to Appendix E)

4.	Site Hazard Register

8

Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan
5.0	Landfill Operation

5.1	Access
5.1.1	Access to Site
Access to the landfill by waste haulage operators shall be from State Highway 30.
Only bulk waste transporters and approved waste contractor vehicles and other authorised vehicles will be allowed access to the site.
All waste haulage operators shall have a current Waste Cartage Contract with CHH. All vehicles shall meet the following criteria:
•	Have a clearly identified registration number

•	Be well maintained

•	Use a specified haulage route from the CHH, Whakatane Mill.

5.1.2	Landfill Operation Hours
Due to the round-the-clock nature of the CHH Whakatane Mill operations, the landfill operation hours will be 7am — 5pm Monday to Saturday
5.1.3	Recording
A site access register shall be maintained to record which waste carriers have accessed the site.
5.2	Traffic
Waste carriers from Whakatane Mill travel along State Highway 30 and enter the site via a private access way off the highway (north east of the site).
Material will usually be transported by a single truck and trailer unit with a load capacity of 20 tonnes, and it is expected that there will be approximately 250 cartage days in a year. Normally there will be approximately 3 trucks per day on average, with an anticipated peak of 10 trucks occasionally.
The average traffic volume experienced by the stretches of SH 30 between the mill in Whakatane and the landfill site are reported to be up to 2,500 vehicles per day. The number of movements per day associated with this activity is expected to have de minimus effect on traffic in the area.
5.3	Waste Acceptance
The maximum rate of landfilling shall not exceed 16,000 tonne in any 12-month period.

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Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan
5.3.1	Accepted Wastes
Waste will be accepted at the landfill provided that it meets the following criteria:
1.	It is produced from the CHH Whakatane Mill; and,

2.	the material consists of:
a.	Pieces of
i.	Wood

ii.	Metal
b.	Strapping
i.	Wire

ii.	Plastic
c.	Drums
i.	Steel

ii.	Plastic
d.	Rejected
i.	Paper

ii.	Pulp

iii.	Pin chips

iv.	Wood fibre

v.	Board
e.	Stones, pumice, sand and grit

f.	Site Log Yard waste.
5.3.2	Prohibited Wastes
Prohibited wastes include:
1.	Wastes not produced from the CHH Whakatane Mill;

2.	Toxic waste;

3.	Liquid waste;

4.	Coal ash;

5.	Sanitary domestic waste.
5.3.3	Records
A register of all waste accepted at the site (refer to Appendix B) shall be maintained by the site supervisor.

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Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan
5.4	Compacting and Covering of Waste
The landfill is to be managed so that the waste matter is frequently covered with pin chip, or other similar material and regularly with a layer of pumicious material.
Pin chip is a waste product from the CHH Whakatane Mill, and shall be used as daily and permanent cover. A stock pile of the pin chip shall be kept available for covering tipped waste as required.
To minimise nuisance factors, the exposed tipping face shall be kept to a minimum during daily operation and where possible shall be covered with pin chip during extended periods of no tipping.
A ‘tractor’ unit will be utilised to maintain compaction of the waste, covering the waste and maintaining the integrity of the tipping face.
5.5	Leachate Management
Due to the dry nature of the waste material no leachate will be produced as a result of the waste itself. Leachate will come about only as a result of rainwater permeating through the landfill.
It is estimated, based on the annual average rainfall and the expected run-off, that the leachate production from the site will be approximately 19,500 m3/a.
The landfill consists of predominantly untreated raw wood chips from harvested trees. The characteristics of the rainfall leachate will be typical of wood waste landfills, consisting of tannins, lignins, phenols, resins, fatty acids and terpenes. This is in keeping with the constituents of rainfall that has percolated through forest floor matter and is therefore similar to soakage to ground from the surrounding land use (exotic forestry).
Therefore, due to the nature of the leachate from the landfill, no leachate management or treatment facilities will be implemented.
5.6	Landfill Gas Management
No landfill gas management procedures will be implemented at the site. Any landfill gas that is produced from the landfill will disperse naturally.
5.7 Nuisance Control
5.7.1	Litter
Litter may be a potential nuisance as a result of wind blown paper from the waste materials. However, the exposed tipping face will be kept to a minimum during extended periods of no tipping. In addition —as with the current operation—the boundary fence will be maintained, and regular boundary walks will be undertaken to collect any wind blown litter. Consequently, it is unlikely that there will be any wind-blown material leaving the site.

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Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan
To minimise the chance of this occurring the following methods shall be implemented:
1.	Maintain a small tipping face;

2.	Provide daily cover of waste that is prone to being dispersed by wind;

3.	Maintain the boundary wire mesh fence to collect wind blown materials within the site boundary; and,

4.	Conduct routine boundary walks to collect any wind blown litter.

5.7.2	Dust
The nature of the waste is such that dust production is minimal. Regular covering of the waste to maintain a small tipping face will minimise any dust that may be produced from the site.
If it is noticed that there is a significant amount of dust that is being produced from the site, that could have an impact on a receptor beyond the site boundary, the source of the dust shall be covered immediately and wetted if required.
5.7.3	Odour
Odour production from the site is minimal due to the nature of the waste. A small tipping face with regular covering of the waste will ensure that any odours that are produced will be minimised.
5.7.4	Noise
Noise is not expected to be a nuisance. There are no activities associated with operation that generate high noise levels, such as blasting or drilling. The machinery to be used in the landfill operation (trucks, bull-dozer and excavator) is that normally associated with rural activities. The Proposed District Plan recognises that noise levels from such activities are not excessive (Rule 4.3.15.1 (iii) b).
Effective noise mitigation is also provided by the natural topography of the land and the environs and the separation from receptors.
5.7.5	Vermin, Insects and Bird Control
The nature of the waste is such that it does not provide a food source or habitat for vermin, insects or birds. However, should vermin, insects or birds be found to be inhabiting the site, any potential food source shall be buried or removed and if the vermin are found to be recurring a poison or trapping programme shall be implemented.

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Carter Holt Harvey — Whakatane Mill — Davies Block Landfill — Operations Plan
6.0	Archaeological Sites
There are no known archaeological sites within the landfill area. Archaeological sites within the property have been well identified and marked with permanent markers. A 10-metre buffer from known archaeological sites will be maintained.
In the unforeseen event of any disturbance of any Koiwi Tangata (human bones) or Taonga (treasured artefacts) or Urupa (cemetery), Carter Holt Harvey will advise the Historic Places Trust, the Whakatane District Council and the local iwi groups and implement the accidental discovery protocol.
7.0	Annual Visual Surveys
There are no ‘Outstanding Landscape Features’—as listed in the Proposed Whakatane District Plan—in the landfill area. Additionally the site is in a relatively remote area and is not visible from neighbouring residences or the public due to the screening provided by the topography of the area.
There will be an annual audit of this site to identify any change to the visual impacts.
8.0	Monitoring
CHH will undertake the following monitoring to ensure that the activity does not create more than minor effects.
1.	Volume and type of material disposed to Davies Block landfill;

2.	Erosion monitoring of the landfill and provision of silt fences to minimise any erosion movement beyond the landfill area;

3.	Recording and advising the relevant authorities in the event of uncovering any archaeological sites that have not been located within the landfill footprint.;

4.	Recording, investigating and reporting any noise complaints.
This information will be reported annually
9.0	Annual Report
Condition 7.1 of Resource Consent 02 4302 requires that “The consent holder shall compile an annual report on the operation of the Landfill. That report shall detail:
7.1.1	A summary of waste disposed at the landfill for that year including total volume.”
In accordance with that condition, a summary of the wastes disposed of at the landfill shall be provided to Environment Bay of Plenty on an annual basis. A template for the annual waste report is contained in Appendix F.

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Appendix A
Resource Consents 02 4302 and 02 4303
Consent Number: 02 4302
BAY OF PLENTY REGIONAL COUNCIL
RESOURCE CONSENT
Pursuant to section 105 of the Resource Management Act 1991, The Bay Of Plenty Regional Council, by a decision dated 12 February 1998, Hereby Grants to:

CARTER HOLT HARVEY LIMITED
SEE TRANSFER:	~~CARTER HOLT HARVEY LIMITED~~
~~operating as CARTER HOLT-HARVEY TISSUE~~

~~Flotoher Avenue~~ Private Bag 92-106
~~KAWERAU~~ AUCKLAND
A permit pursuant to section 15(1)(d) of the Resource Management Act 1991 to Discharge Solid Waste From Wood And Paper Processing, And Ancillary Activities, Onto And/Or Into Land subject to the following conditions:
1	PURPOSE

To landfill solid waste from wood and paper processing and ancillary operations.

2	LOCATION OF DISCHARGE

As shown on pages 2 and 8 of the document “Application for Consent for a Solid Waste Landfill and Assessment of Environmental Effects”, March 1995, and the letter 21 July 1997 from Carter Holt Harvey Tissue both submitted in support of the application, an area of no more than seven (7)hectares.

3	RATE OF DISCHARGE

The maximum rate of landfilling shall not exceed 16000 tonne in any given 12 month period.

4	MAP REFERENCE

NZMS 260 V15 335 436 at about the centre of the site.
/s/ A C Bruere

Appendix B
Land-use Resource Consent 61/4/169

Appendix C
Waste Acceptance Record

Appendix D
Site Access Register

Appendix E
Approved Waste Carrier Register

Appendix F
Annual Waste Summary Report